Exhibit 99.1

New Data Show no!no! Hair Dominates the Japanese Market for Women’s Hair Removal Devices

Exclusive Distributor Ya-Man Achieved Market Share in Stores of 53% in Just Four Years

MONTGOMERYVILLE, Pa.--(BUSINESS WIRE)--October 2, 2012--PhotoMedex, Inc. (NASDAQ and TASE: PHMD) today announced that new market data commissioned by Ya-Man Ltd. and compiled by GfK Japan found that no!no!™ Hair is the leading women’s hair removal device in Japan, accounting for 53% of all retail sales during the six months ended March 31, 2012. On a unit basis, no!no! Hair accounted for 34% of product sales in this category. These no!no! market share figures have held relatively steady compared with the previous six months while the market has experienced overall growth.

The GfK report is based on data collected from retailers and includes sales quantities and retail value of women’s hair removal devices sold in-store for the period mentioned. In addition to in-store sales, and unlike some of the other brands that are included in the GfK market data, Ya-Man is also distributing directly to consumers and through home shopping, catalogs, e-commerce and other specialty channels.

Ya-Man began marketing the no!no! brand in Japan in 2009 as the brand’s exclusive distributor, and is currently distributing the no!no! skin acne treatment product and the no!no! smooth skin care line, as well as multiple products within the no!no! Hair line of hair removal devices. The no!no! products are manufactured by Radiancy Inc., a wholly owned subsidiary of PhotoMedex.

“Ya-Man has been a tremendous distribution partner for us,” commented Dr. Dolev Rafaeli, PhotoMedex chief executive officer. “In just four years they have established no!no! as the number one brand in Japan. In addition, the data from GfK pertains only to brick-and-mortar stores where we compete against such established brands as Panasonic and Philips, and does not include other distribution channels such as home shopping, catalog or direct-to-consumer, where some of our competitors do not participate. Including those channels suggests an even larger market share for no!no! Hair in the Japanese hair removal device market.”

Dr. Rafaeli added, “We continue to develop ways to build upon our success with Ya-Man through brand expansion into other categories in the Japanese market, capitalizing on our extensive patent portfolio and broad pipeline of developed products. One potential area under development is our recently launched no!no! line for men.”

Kimiyo Yamazaki, president and CEO of Ya-Man, said, “The speed and magnitude of our success with the no!no! consistently exceeded our expectations and this product line has played a major role in our company’s success over the past four years. The strength of the brand is driven by innovative product design, intelligent pricing, creative marketing and high customer satisfaction. We are very proud of our relationship with Radiancy in jointly establishing dominance in the Japanese market for women’s hair removal devices, and believe we will maintain that market-leading position as demand continues to build for the no!no! family of products.”

Data for the women’s hair removal device market was compiled by GfK Japan, a member of GfK Group, one of the world’s largest research companies with 11,500 experts in more than 100 markets. A copy of Ya-Man’s Japanese-language news release on the GfK data is available at http://www.ya-man.com/topics/t-news/201209/post-67.html.

About Ya-Man

Ya-Man Ltd. is a Japanese manufacturer that specializes in the development and distribution of a wide range of innovative health, fitness and beauty care products, with sales of $192 million for fiscal year 2011. Ya-Man is a publicly traded company whose shares trade on the Tokyo Stock Exchange (TYO: 6630).

About PhotoMedex

PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no!™ brand, for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

SAFE HARBOR STATEMENT

Investors are cautioned that statements in this press release constitute forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in PhotoMedex’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2011, available on the SEC’s web site at www.sec.gov.

CONTACT:
LHA
Kim Sutton Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com
@LHA_IR_PR
or
PhotoMedex, Inc.
Dennis McGrath, 215-619-3287
Chief Financial Officer
info@photomedex.com